November 22, 2017
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for ClearBridge All Cap Value Fund, ClearBridge Small Cap Value Fund, QS S&P 500 Index Fund, ClearBridge International Small Cap Fund, QS International Dividend Fund, and QS Global Dividend Fund, each a series of Legg Mason Partners Equity Trust (File No. 811-06444) (the "Funds") and, under the date of November 15, 2016, we reported on the financial statements of the Funds as of and for the year ended September 30, 2016. On August 14, 2017 we resigned at the request of the Funds. We have read the Funds' statements included under Item 77K of their Form N-SAR dated November 22, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Funds' statement that the change was approved by the Board of Trustees and we are not in a position to agree or disagree with the Funds' statement that PricewaterhouseCoopers LLP were not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Funds' financial statements.
Very truly yours,
/s/ KPMG LLP


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